Exhibit 99.1

Contacts:	Jack Lief	Susan Neath
	President and CEO	Media & Investor Relations
	Arena Pharmaceuticals	Atkins + Associates
	(858) 453-7200, extension 223	(858) 527-3486

www.arenapharm.com		Press Release

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2004 Financial Results

San Diego, CA, February 16, 2005 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2004.

Total revenues in the fourth quarter of 2004 were $2.1 million, compared to $1.6 million in the fourth quarter of 2003. Total revenues for the full year ended December 31, 2004, were $13.7 million, compared to $12.8 million for the full year ended December 31, 2003. Arena reported a net loss allocable to common stockholders for the fourth quarter and the full year of 2004 of $18.2 million, or $0.70 per share, and $61.3 million, or $2.40 per share, respectively. This compares with a net loss allocable to common stockholders for the fourth quarter and the full year of 2003 of $14.7 million, or $0.58 per share, and $47.1 million, or $1.74 per share, respectively.

“During 2004, we provided strong evidence that Arena is a leader in GPCR drug discovery and drug development,” stated Jack Lief, Arena’s President and Chief Executive Officer.   “We advanced two internally discovered product candidates for obesity and insomnia into the clinic, extended and expanded our collaboration with Merck for atherosclerosis, and entered into one of the largest preclinical collaborations in biotechnology history with Ortho-McNeil for our 19AJ program for the potential treatment of type 2 diabetes and other disorders. We will continue to strive to successfully advance both our internal and partnered programs and to build value for our shareholders.”

Research and development expenses totaled $15.7 million in the fourth quarter of 2004, compared to $13.1 million in the fourth quarter of 2003. Research and development expenses totaled $57.7 million in the full year of 2004, compared to $50.9 million in the full year of 2003. The increase in 2004 research and development expenses as compared to 2003 is primarily attributable to the clinical trials for our most advanced product candidate, APD356, for the treatment of obesity, and for a clinical trial for APD125, our product candidate for the treatment of insomnia, as well as moving our preclinical pipeline forward for a number of additional compounds. General and administrative expenses totaled $2.8 million in the fourth quarter of 2004, compared to $2.5 million in the fourth quarter of 2003. General and administrative expenses totaled $10.4 million in the full year of 2004, compared to $8.6 million in the full year of 2003.

Cash, cash equivalents and short-term investments totaled $113.3 million at December 31, 2004, and did not include upfront and milestone payments totaling $22.5 million paid to us in January 2005 by Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company, under our collaboration or approximately $48.3 million in net proceeds from the sale of 8,625,000 shares of our common stock at a public offering price of $6.00 per share that we completed in February 2005.

Arena’s Fourth Quarter Highlights:

•                  Extended and expanded our atherosclerosis collaboration with Merck, and received an equity investment from Merck at a premium to our share price

•                  Achieved a $1.0 million research milestone for an Arena-discovered compound for advancement in pre-clinical development in the Merck collaboration

•                  Initiated a randomized, double-blinded, multi-dose, 28-day Phase 2 study of our product candidate APD356 in obese subjects

•                  Initiated a Phase 1 clinical trial of our product candidate for insomnia, APD125

•                  Established a world-wide collaboration with Ortho-McNeil for our diabetes program, 19AJ, under which we received an upfront payment of $17.5 million in January 2005

•                  Achieved two preclinical development milestones totaling $5.0 million in the Ortho-McNeil collaboration, which we received in January 2005

Outlook for 2005:

We currently expect revenues will total approximately $20 million for 2005, a 46% increase over 2004 revenues. We expect these revenues to come from existing collaborations.

We expect to use cash, cash equivalents and short-term investments of approximately $48.0 million for our operating activities in 2005 and approximately $2.0 million for capital expenditures. This assumes that we will achieve successful results in our existing clinical trials for both APD356 and APD125 and that we, and not a collaborator, will continue to fund our current and planned clinical trials in 2005, as well as continued progress with earlier stage programs. Our year-end 2004 cash, cash equivalents and short-term investments totaled $113.3 million.  Accordingly, after taking into account net proceeds of approximately $48.3 million from our recent follow-on offering, we expect to end 2005 with approximately $111 million in cash, cash equivalents and short-term investments.

Arena will be hosting both a conference call and webcast to discuss fourth quarter and full year 2004 financial results and to provide 2005 guidance and a corporate update on Thursday, February 17, 2005, at 9:00 AM Eastern Time (6:00 AM Pacific Time). Jack Lief, President and CEO and Robert Hoffman, Vice President, Finance and Chief Accounting Officer will be present on the conference call.

The conference call can be accessed by dialing (800) 762-4717 for domestic callers and (480) 629-9025 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals Fourth Quarter Earnings Conference Call.” Additionally, the conference call will be webcast live on Arena’s website at http://www.arenapharm.com, under the investor relations section, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focusing on the discovery, development and commercialization of drugs in four major therapeutic areas: metabolic, cardiovascular, inflammatory and central nervous system diseases. Arena is developing a broad pipeline of compounds that act on an important class of drug targets called G protein-coupled receptors, or GPCRs, and that are being developed using Arena’s proprietary technologies, including CART(TM) (Constitutively Activated Receptor Technology) and Melanophore. Arena’s most advanced clinical compound, APD356, a selective 5-HT2C serotonin receptor agonist for the treatment of obesity, is in a Phase 2 clinical trial that is expected to enroll 400 obese patients. Arena is also conducting a Phase 1 clinical trial on APD125, a compound with a novel mechanism of action (selective 5-HT2A receptor antagonist), for the treatment of insomnia. Arena has research collaborations with Ortho-McNeil Pharmaceutical, Inc., Merck & Co., Inc., and other companies for products in a number of different indications.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CART™ is an unregistered service mark of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about enrolling patients in a Phase 2 trial for APD356 and about Arena’s expectations, financial outlook and guidance, strategy, technologies, preclinical and clinical programs, and ability to identify and develop drugs, as well as other statements that are not historical facts. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical studies, Arena’s ability to obtain additional financing, and the timing and receipt of payments and fees, if any, from Arena’s collaborators, including Ortho-McNeil and Merck. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	(unaudited)

Revenues
Total revenues	$2,120,822	$1,616,394	$13,685,822	$12,834,279

Expenses
Research and development	15,674,128	13,123,107	57,729,138	50,885,417
General and administrative	2,839,056	2,526,921	10,449,281	8,553,910
Amortization of non-cash deferred compensation	298,867	681,296	1,466,245	3,236,087
Amortization of acquired technology	608,846	405,305	1,824,761	1,621,220
Total expenses	19,420,897	16,736,629	71,469,425	64,296,634
Interest and other income, net	(64,359)	510,181	(208,167)	4,402,916
Net loss	(17,364,434)	(14,610,054)	(57,991,770)	(47,059,439)
Dividends on redeemable convertible preferred stock	(365,772)	(26,858)	(1,437,384)	(26,858)
Accretion of discount related to redeemable convertible preferred stock	(462,971)	(35,516)	(1,851,883)	(35,516)
Net loss allocable to common stockholders	$(18,193,177)	$(14,672,428)	$(61,281,037)	$(47,121,813)

Net loss per share, basic and diluted	$(0.70)	$(0.58)	$(2.40)	$(1.74)

Shares used in calculating net loss per share, basic and diluted	26,137,926	25,464,075	25,527,617	27,159,234

Condensed Consolidated Balance Sheet Data

	December 31, 2004	December 31, 2003
	(Note)
Assets
Cash, cash equivalents and short-term investments	$113,313,839	$154,016,883
Accounts receivable	22,590,323	27,712
Other current assets	5,331,799	4,730,961
Land, property and equipment, net	52,994,209	55,729,472
Acquired technology, investments and other assets	12,134,825	15,393,081
Total assets	$206,364,995	$229,898,109
Liabilities and Stockholders’ Equity
Deferred revenues	$30,070,188	$3,972,848
Other liabilities	20,479,593	17,001,025
Redeemable convertible preferred stock	29,092,228	25,776,104
Stockholders’ equity	126,722,986	183,148,132
Total liabilities and stockholders’ equity	$206,364,995	$229,898,109

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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